Letter to Shareholders
General Corporate Project Update
Date: 06/08/2010

To Our Valued Shareholders,

We're pleased to share this week news about a government grant XsunX is applying for in response to a recent Funding Opportunity Announcement (FOA) from the U.S. Department of Energy (DOE).

Appearing to align with XsunX's goal to harness certain efficiencies of the existing Hard Disk manufacturing technology to develop CIGS thin-film solar cells, the grant calls for applications from companies developing "High-Impact Supply Chain R&D for PV Technologies and Systems" that bring new technology together with existing industry to deliver renewable products and create jobs.

We believe XsunX's research and development efforts closely fit the FOA's overall scope that states as a goal to "identify and accelerate the development of cross-cutting and unique products or processes that are expected to have a disruptive impact on the photovoltaics (PV) industry."

But the grants requests for specific technology processes potentially makes XsunX's hybrid approach an even more compelling contender for this grant with what appears to be closely matching criteria in the categories of transparent conductors (new materials or deposition technologies); advanced PV solar manufacturing equipment; all equipment supplier aspects of feedstock, wafer, cell, and module fabrication or assembly; and non-module supply chain technologies.

Furthermore, a major stipulation for this grant says the technology will have to make a "near-term impact on a substantial segment of the PV industry."  As we have shared with our investors, our plan is to deliver a high performance mass production system to produce thin-film CIGS solar cells that we believe may offer an alternative to the use of silicon based solar cells, again potentially making our project a qualifying applicant.

We anticipate that numerous qualified projects and firms may also submit applications under this FOA making for not only a highly competitive environment but also one where we cannot be assured that our application will be selected. However, we are working to prepare our submittal with the assistance of qualified experienced consultants and firms to ensure maximum impact.

Under the FOA guidelines, the DOE anticipates selecting projects with durations of up to 3 years with minimum contracts ranging from $600K to a of maximum is $4.8 million. After we submit the grant in July, awards are not scheduled to be announced until September or possibly later, but we'll be sure to update you on any developments with regard to the grant. In the meantime, we plan to keep monitoring for other potential FOA announcements from the government that may align with our project and plans.

Thank you for your continued interest in of our company. As we make progress, we look forward to reporting back to you.  As always, if you have any questions in the meantime, please contact our Investor Relations desk at investors@xsunx.com or (888) 797-4527.

Sincerely,

Joseph Grimes, President and COO

Safe Harbor Statement: Matters discussed in this shareholder news letter contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this shareholder news letter, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company